Exhibit 5.1

BAKER & DANIELS LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
Tel 317.569.9600  Fax 317.569.4800
www.bakerdaniels.com

July 11, 2011

Interactive Intelligence Group, Inc.
7601 Interactive Way
Indianapolis, Indiana  46278

      Re: Post-Effective Amendment to Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Interactive Intelligence Group, Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Post-Effective Amendment (the “Post-Effective Amendment”), which constitutes Post-Effective Amendment No. 1 to the registration statements on Form S-8 (File Nos. 333-167469, 333-151701, 333-134427, 333-129732, 333-110866, 333-33734 and 333-33772) and Post-Effective Amendment No. 2 to the registration statements on Form S-8 (File Nos. 333-116006 and 333-87919) (collectively, the “Registration Statements”), originally filed by Interactive Intelligence, Inc., an Indiana corporation (the “Predecessor Registrant”), registering shares of common stock, par value $0.01 per share, of the Company (the “Shares”) under the Interactive Intelligence, Inc. 2006 Equity Incentive Plan, the Interactive Intelligence, Inc. Employee Stock Purchase Plan, the Interactive Intelligence, Inc. Outside Directors Stock Option Plan, the Interactive Intelligence, Inc. 1999 Stock Option and Incentive Plan and the Interactive Intelligence, Inc. 401(k) Savings Plan, each as amended to date (each, a “Plan” and collectively, the “Plans”).

The Company became the successor to the Predecessor Registrant on July 1, 2011 for purposes of Rule 414 under the Securities Act as a result of the merger (the “Merger”) of the Predecessor Registrant with the Company’s wholly owned subsidiary, ININ Corp., an Indiana corporation (“MergerCo”), with the Predecessor Registrant being the surviving corporation.  The Merger became effective at 12:01 a.m. on July 1, 2011, at which time the separate corporate existence of MergerCo ceased and the Predecessor Registrant became a direct, wholly owned subsidiary of the Company.  In connection with the Merger, the Company assumed the Plans and, as a result, the Shares issuable pursuant thereto.

We have examined the Plans, the Post-Effective Amendment, the Registration Statements, the Articles of Incorporation, as currently in effect, and the Bylaws, as currently in effect, of the Company, minutes of the proceedings of the Company’s Board of Directors authorizing the assumption of the Plans by the Company and the issuance of the Shares, and such other documents as we have considered necessary. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”).  In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the certifications, statements or representations of the Company (including the Certificate) and have not independently verified the matters stated therein.

Based on the foregoing, we are of the opinion the Shares have been duly authorized and, when the Post-Effective Amendment shall have become effective, the Shares have been issued in accordance with the respective Plan and, where applicable, the consideration for the Shares specified in the respective Plan has been received by the Company, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter is solely for the use of the Company in connection with the Post-Effective Amendment. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very Truly Yours,

/s/ Baker & Daniels LLP